Exhibit 10.1
Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT
Among
EDISON INTERNATIONAL
The Several Lenders
from Time to Time Parties Hereto

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

MUFG UNION BANK, N.A., WELLS FARGO BANK, N.A.,
BARCLAYS BANK PLC, CITIBANK, N.A.
and U.S. BANK NATIONAL ASSOCIATION,
as Co-Syndication Agents

BANK OF CHINA, LOS ANGELES BRANCH, THE BANK OF NEW YORK MELLON, BNP PARIBAS, MORGAN STANLEY SENIOR FUNDING, INC., ROYAL BANK OF CANADA, SUNTRUST BANK and MIZUHO BANK, LTD.,
as Documentation Agents

Dated as of May 18, 2012,
as amended and restated as of July 14, 2015

J.P. MORGAN SECURITIES LLC, MUFG UNION BANK, N.A.,
WELLS FARGO SECURITIES LLC, BARCLAYS BANK PLC,
CITIGROUP GLOBAL MARKETS INC. and U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners

4.5.	Authorization; Enforceability	44
4.6.	ERISA	44
4.7.	No Material Litigation	45
4.8.	Taxes	45
4.9.	Purpose of Loans	45
4.10.	No Default	45
4.11.	Environmental Matters	45
4.12.	Sanctions	45

SECTION 5. CONDITIONS PRECEDENT		45
5.1.	Closing Date	46
5.2.	Effective Date	46
5.3.	Conditions to Each Extension of Credit	47

SECTION 6. COVENANTS		47
6.1.	Financial Statements; Certificates	47
6.2.	Compliance; Maintenance of Existence	49
6.3.	Inspection of Property; Books and Records; Discussions	50
6.4.	Notices	50
6.5.	Limitation on Fundamental Changes	50
6.6.	[Reserved]	51
6.7.	Disposition of Property	51
6.8.	Consolidated Capitalization Ratio	51
6.9.	Limitation on Liens	51
6.10.	Payment of Taxes	51
6.11.	Ownership of SCE	51
6.12.	No Liens on Common Stock	51
6.13.	Clauses Restricting SCE Distributions	51

SECTION 7. EVENTS OF DEFAULT		52

SECTION 8. THE ADMINISTRATIVE AGENT		54
8.1.	Appointment	54
8.2.	Delegation of Duties	55
8.3.	Exculpatory Provisions	55
8.4.	Reliance by Administrative Agent	55
8.5.	Notice of Default	55
8.6.	Non‑Reliance on Administrative Agent and Other Lenders	56
8.7.	Indemnification	56
8.8.	Administrative Agent in Its Individual Capacity	57
8.9.	Successor Administrative Agent	57
8.10.	The Co-Syndication and Documentation Agents	57

SECTION 9. MISCELLANEOUS		58
9.1.	Amendments and Waivers	58
9.2.	Notices	58
9.3.	No Waiver; Cumulative Remedies	59

9.4.	Survival	59
9.5.	Payment of Expenses	59
9.6.	Transfer Provisions	60
9.7.	Adjustments; Set-Off	63
9.8.	Counterparts	64
9.9.	Severability	64
9.10.	Integration	64
9.11.	GOVERNING LAW	64
9.12.	WAIVERS OF JURY TRIAL	64
9.13.	Submission To Jurisdiction; Waivers	64
9.14.	Confidentiality	65
9.15.	USA Patriot Act	66
9.16.	California Judicial Reference	66
9.17.	No Fiduciary Duty	66
9.18.	Amendment and Restatement	67

SCHEDULES
1.1	Lending Offices and Commitments

EXHIBITS

A	Form of Note
B	Form of Exemption Certificate
C	Form of Borrower Closing Certificate
D‑1	Form of Legal Opinion of Associate General Counsel of the Borrower
D-2	Form of Legal Opinion of Special Counsel to the Borrower
E	Form of Assignment and Assumption
F	Form of New Lender Supplement
G	Form of Commitment Increase Supplement

CREDIT AGREEMENT
This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 18, 2012, as amended and restated as of July 14, 2015 (as may be amended, supplemented or otherwise modified from time to time, this “Agreement”), is made by and among EDISON INTERNATIONAL, a California corporation (the “Borrower”), the several banks and other financial institutions from time to time parties hereto (the “Lenders”), MUFG UNION BANK, N.A., WELLS FARGO BANK, N.A., BARCLAYS BANK PLC, CITIBANK, N.A. and U.S. BANK NATIONAL ASSOCIATION, as Co-Syndication agents (in such capacity the “Co-Syndication Agents”), Bank of China, Los Angeles Branch, The Bank of New York Mellon, BNP Paribas, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, SunTrust Bank and Mizuho Bank, Ltd. as Documentation Agents (in their respective capacities as such, the “Documentation Agents”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent” and, together with the Co-Syndication Agents and the Documentation Agents, the “Agents”).
W I T N E S S E T H:
WHEREAS, the Borrower and certain lenders and agents are parties to the Credit Agreement, dated as of May 18, 2012 (as amended, supplemented or otherwise modified prior to the Effective Date, the “Existing Credit Agreement”);
WHEREAS, the Borrower has requested, and the Lenders have agreed to enter into this Agreement to, among other things, amend and restate the Existing Credit Agreement in its entirety, without constituting a novation of the obligations, liabilities and indebtedness of the Borrower thereunder, on the terms and subject to the conditions contained herein; and
WHEREAS, the Borrower has requested that the Lenders make revolving commitments to the Borrower on the Effective Date in an aggregate principal amount of up to $1,250,000,000 in order to refinance the Existing Credit Agreement and for general corporate and working capital purposes of the Borrower and its Subsidiaries;
NOW, THEREFORE, the Borrower, the Lenders and the Agents hereby agree as follows:
SECTION 1. DEFINITIONS

1.1.    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or if such day is not a Business Day, as of the first preceding Business Day) in respect of a proposed Eurodollar Loan with a one month Interest Period plus 1%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.
“ABR Loans”: Loans and Swingline Loans, the rate of interest applicable to which is based upon the ABR.
“Act”: as defined in Section 9.15.
“Additional Costs”: as defined in Section 2.13(a).
“Administrative Agent”: as defined in the preamble hereto.
“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.
“Agents”: as defined in the preamble hereto.
“Agreement”: as defined in the preamble hereto.
“Alternate Rate”: with respect to any Swingline Loan, the interest rate to be borne by such Swingline Loan as agreed upon by the Borrower and the applicable Swingline Lender.
“Alternate Rate Swingline Loan”: a Swingline Loan based on the Alternate Rate.
“Applicable Margin”: for any day, the applicable rate per annum set forth under the relevant column heading below, based upon the then most current senior unsecured non credit-enhanced debt ratings (“Unsecured Debt Ratings”) and/or corporate issuer ratings (“Corporate Issuer Ratings”); each of the Unsecured Debt Ratings, on the one hand, and the Corporate Issuer Ratings, on the other, being a “Ratings Type”) of the Borrower issued by S&P and Moody’s, respectively:

Level	Rating S&P/Moody’s	Facility Fee Rate	Applicable Margin for ABR Loans	Applicable Margin for Eurodollar Loans	Letter of Credit Participation Fee Rate
1	A+/A1 or higher	0.075%	0%	0.800%	0.800%
2	A/A2	0.100%	0%	0.900%	0.900%
3	A-/A3	0.125%	0%	1.000%	1.000%
4	BBB+/Baa1	0.175%	0.075%	1.075%	1.075%
5	BBB/Baa2 or lower	0.225%	0.275%	1.275%	1.275%

The Applicable Margin will be based on the Borrower’s most current Unsecured Debt Ratings unless neither S&P nor Moody’s issues such ratings and, in the absence of such Unsecured Debt Ratings, will be based on the Corporate Issuer Ratings to the extent described below. Subject to the provisions of this paragraph regarding split ratings, changes in the Applicable Margin shall become effective on the date on which S&P and/or Moody’s changes its relevant rating for the applicable Ratings Type. In the event of split ratings in a Ratings Type, the higher rating shall govern. In the event that, at any time, a rating for a Ratings Type is not available from one of such rating agencies, the Applicable Margin shall be determined on the basis of the rating from the other rating agency. In the event that, at any time, Unsecured Debt Ratings from each such rating agency are not available for companies generally, the Applicable Margin shall be determined on the basis of the Corporate Issuer Ratings, or in the event that, at any time, Corporate Issuer Ratings from each such rating agency are not available for companies generally, the Applicable Margin shall be determined on the basis of the last Unsecured Debt Rating and Corporate Issuer Rating made available. In the event that, at any time, Unsecured Debt Ratings or Corporate Issuer Ratings are not available for the Borrower but are generally available for other companies, then the Applicable Margin shall be as for Level 5.
“Assignee”: as defined in Section 9.6(c).
“Assignment and Assumption”: as defined in Section 9.6(c).
“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent (in consultation with the Borrower), has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Barclays”: Barclays Bank PLC.
“Board”: the Board of Governors of the Federal Reserve System (or any successor).
“Borrower”: as defined in the preamble hereto.
“Borrowing Date”: any Business Day specified in a notice (i) pursuant to Section 2.2 as a date on which the Borrower requests the Lenders to make Loans hereunder or (ii)

pursuant to Section 2.20 as a date on which the Borrower requests the Swingline Lenders to make Swingline Loans hereunder.
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, the term “Business Day” shall mean any Business Day (as defined above) on which dealings in foreign currencies and exchange between banks may be carried on in London, England and in New York, New York.
“Capital Stock”: shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity ownership interest.
“Change of Control”: the acquisition of beneficial ownership, directly or indirectly, by any person or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission promulgated thereunder), of Capital Stock of the Borrower representing more than 30% of the combined voting power of all Capital Stock of the Borrower entitled to vote in the election of directors; provided, however, that a person shall not be deemed to have beneficial ownership of (a) shares of Capital Stock tendered pursuant to a tender or exchange offer made by or on behalf of such person (or its affiliate) until such shares shall have been accepted for payment and (b) if such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made by or on behalf of such person (or its affiliates).
“Citi”: Citibank, N.A..
“Closing Date”: July 14, 2015.
“Co-Syndication Agents”: as defined in the preamble hereto.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Commitment”: as to any Lender, the obligation of such Lender to make Loans and to acquire participations in Letters of Credit and Swingline Loans in the aggregate principal and/or face amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof, including Section 2.1.
“Commitment Increase Amount”: as defined in Section 2.1(b).
“Commitment Increase Notice”: as defined in Section 2.1(b).
“Commitment Period”: the period from and including the Effective Date to the Termination Date.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Consolidated Capital”: at any time, the sum of, without duplication, (i) Consolidated Total Recourse Indebtedness plus (ii) the amount set forth opposite the captions “shareholders’ equity” and “preferred stock” (or similar captions) on a consolidated balance sheet of the Borrower prepared in accordance with GAAP plus (iii) the outstanding principal amount of any junior subordinated deferrable interest debentures or similar securities issued by the Borrower or any of its Subsidiaries.
“Consolidated Capitalization Ratio”: on the last day of any fiscal quarter, the ratio of (a) Consolidated Total Recourse Indebtedness to (b) Consolidated Capital.
“Consolidated Total Recourse Indebtedness”: at any date, the sum of (i) the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date determined on a GAAP consolidated basis and (ii) without duplication, the aggregate principal amount of all Indebtedness of any other Persons at such date determined on a GAAP consolidated basis to the extent the payment of such Indebtedness is guaranteed by the Borrower or any of its Subsidiaries.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Conversion Date”: as defined in Section 2.6.
“Corporate Issuer Rating”: as defined in the definition of “Applicable Margin”.
“Credit Party”: any of the Lenders, the Issuing Lenders, the Swingline Lenders and the Agents.
“Declining Lender”: as defined in Section 2.18.
“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
“Defaulting Lender”: any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder (unless the subject of a good faith dispute), unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to it, (d) has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit (unless the subject of a good faith dispute) or (e) has, or whose Lender Parent has, become the subject of a Bankruptcy Event.
“Documentation Agents”: as defined in the preamble hereto.
“Dollars” and “$”: dollars in lawful currency of the United States of America.
“Downgraded Lender”: any Lender that has a non-investment grade senior unsecured debt rating from Moody’s, S&P or another nationally recognized rating agency.
“Effective Date”: July 20, 2015.
“Environmental Laws”: any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as now or may at any time hereafter be in effect.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
“Eurodollar Rate”: with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, on the Quotation Day for Dollars for such Interest Period; provided, that, if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Eurodollar Rate shall be the Interpolated Rate at such time; provided further that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that all of the foregoing shall be subject to Section 2.10(a).
“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
“Existing Credit Agreement”: as defined in the recitals hereto.
“Existing Termination Date”: as defined in Section 2.18.
“Exposure”: with respect to any Lender at any time, an amount equal to the sum of, without duplication, the amount of such Lender’s outstanding Loans, LC Exposure and Swingline Exposure.
“Extending Lender”: as defined in Section 2.18.
“Extension Notice”: as defined in Section 2.18.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Facility Fee”: the facility fee payable pursuant to Section 2.3(a) at the Facility Fee Rate.
“Facility Fee Rate”: the facility fee rate per annum set forth in the definition of “Applicable Margin”.
“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, the Federal Funds Effective Rate shall not be less than zero.
“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time; provided, however, that with respect Section 6.8 and the calculation of the Consolidated Capitalization Ratio as used therein (and the defined terms used in the definition of “Consolidated Capitalization Ratio”), GAAP shall mean generally accepted accounting principles in the United States of America in effect on the Closing Date. It is understood and agreed that the Borrower will deliver information reasonably satisfactory to the Administrative Agent to reconcile any calculations of the Consolidated Capitalization Ratio to the extent there is a change in GAAP with respect thereto after the Closing Date.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.
“Impacted Interest Period”: as defined in the definition of “Eurodollar Rate”.
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or representing reimbursement obligations in respect of letters of credit which have been funded, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all indebtedness created or arising under any conditional sale or title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (e) all direct and indirect guarantee obligations (whether by guarantee, reimbursement or indemnity or agreement to maintain financial condition or solvency or otherwise) of such Person in respect of any obligations of the type described in the preceding clauses (a) through (d) of any other Person, (f) all obligations of the kind referred to in clauses (a) through (d) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (g) for the purposes of Section 7(g) only, all obligations of such Person in respect of Hedge Agreements in an amount equal to the net amount that would be payable by such Person upon the acceleration, termination or liquidation thereof. Notwithstanding the foregoing, with respect to the Borrower and its Subsidiaries, Indebtedness shall not include (i) obligations under a Receivables Securitization of such Person, (ii) any junior subordinated deferrable interest debentures or similar securities issued by the Borrower, (iii) non-recourse project finance Indebtedness of Edison Energy, Inc. and its Subsidiaries, (iv) power-purchase contract obligations and fuel contract obligations that in each case are included as indebtedness on the consolidated balance sheet of SCE and (v) indebtedness of variable interest entities that are consolidated with the Borrower for financial reporting purposes and whose indebtedness is non-recourse to the Borrower and its Subsidiaries (other than such entities).
“Interest Payment Date”: (a) as to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan, having an Interest Period of three months or less, the last day of each Interest Period therefor, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof (e.g., six months), after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Eurodollar Loan the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Swingline Loan is required to be repaid.
“Interest Period”: (a) with respect to any ABR Loan (other than a Swingline Loan), the period commencing on the Borrowing Date or the Conversion Date, as the case may be, with respect to such ABR Loan and ending on the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, and (b) with respect to any Eurodollar Loan:
(i)    initially, the period commencing on the Borrowing Date or the Conversion Date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months or 7 days thereafter as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and
(ii)    thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months or 7 days thereafter as selected by the Borrower by irrevocable notice to the Administrative Agent not less than two Business Days prior to the last day of the then current Interest Period with respect thereto;
provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(2) any Interest Period for a Loan that would otherwise extend beyond the Termination Date shall end on the Termination Date; and

(3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
“Interpolated Rate”: for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate (for the longest period for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate (for the shortest period for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, as of 11:00 A.M., London time, on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select
“Issuing Lender”: each of JPMorgan Chase Bank, MUFG Union Bank, Wells Fargo, Barclays, Citi and U.S. Bank and any other Lender that agrees to act as Issuing Lender hereunder, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 3.9. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.
“JPMorgan Chase Bank”: JPMorgan Chase Bank, N.A., a national banking association.
“LC Disbursement”: a payment made by the Issuing Lender pursuant to a Letter of Credit.
“LC Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Percentage of the total LC Exposure at such time.
“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.
“Lenders”: as defined in the preamble hereto; provided that, wherever appropriate, each reference herein to the Lenders shall be deemed to include the Issuing Lenders and/or the Swingline Lenders.
“Lending Office”: each Lender’s lending office designated in Schedule 1.1 or such other office of such Lender notified to the Administrative Agent and Borrower.

“Letter of Credit”: any standby letter of credit issued pursuant to this Agreement.
“Letter of Credit Commitment”: the obligation of (i) each of JPMorgan Chase Bank, U.S. Bank, Wells Fargo, Barclays and Citi, each in its capacity as an Issuing Lender, to issue at any time Letters of Credit in Dollars for the account of the Borrower in an aggregate amount up to $41,666,667 each, (ii) MUFG Union Bank, in its capacity as an Issuing Lender, to issue at any time Letters of Credit in Dollars for the account of the Borrower in an aggregate amount up to $83,333,333 and (iii) any other Issuing Lender to issue at any time Letters of Credit in Dollars for the account of the Borrower in an aggregate amount agreed to by such Issuing Lender. The aggregate Letter of Credit Commitments of all of the Issuing Lenders on the Closing Date is $291,666,668.
“Letter of Credit Fronting Fee”: as defined in Section 2.3(c).
“Letter of Credit Participation Fee”: the letter of credit participation fee payable pursuant to Section 2.3(c) at the Letter of Credit Participation Fee Rate.
“Letter of Credit Participation Fee Rate”: the letter of credit participation fee rate per annum set forth in the definition of “Applicable Margin”.
“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capitalized lease obligation having substantially the same economic effect as any of the foregoing).
“Loan”: any loan made pursuant to this Agreement.
“Loan Documents”: this Agreement and any Notes.
“Material Adverse Effect”: (a) a change in the business, property, operations or financial condition of the Borrower and its consolidated Subsidiaries taken as a whole that could reasonably be expected to materially and adversely affect the Borrower’s ability to perform its obligations under the Loan Documents or (b) a material adverse effect on the validity or enforceability of this Agreement or any of the other Loan Documents.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, but excluding any such substances, materials or wastes that are used or present on any property in conformance with the Requirements of Law.
“Moody’s”: Moody’s Investors Service, Inc.
“MUFG Union Bank”: MUFG Union Bank, N.A., a national banking association.

“New Lender”: as defined in Section 2.1(c).
“Non-Excluded Taxes”: as defined in Section 2.14(a).
“Non-Extended Termination Date”: as defined in the definition of “Termination Date”.
“Non-U.S. Lender”: as defined in Section 2.14(e).
“Note”: as defined in Section 2.4(e).
“OFAC”: as defined in Section 4.12.
“Other Taxes”: any and all present or future stamp, court, or documentary, intangible, recording, filing or similar taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document; provided, that any such taxes attributable to any assignment (other than pursuant to an assignment under Section 2.17), or sale of a participation, to a Transferee shall be excluded from “Other Taxes”.
“Participants”: as defined in Section 9.6(b).
“Participant Register”: as defined in Section 9.6(b).
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
“Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have terminated, the percentage which the aggregate principal amount of such Lender’s Exposure at such time constitutes of the Total Exposures at such time. Notwithstanding the foregoing, in the case of Section 2.21 when a Defaulting Lender shall exist, Percentages shall be determined without regard to any Defaulting Lender’s Commitment.
“Person”: an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank in connection with extensions of credit to debtors).

“Quotation Day”: with respect to any Eurodollar Loan for any Interest Period, the second Business Day prior to the commencement of such Interest Period.
“Ratings Type”: as defined in the definition of “Applicable Margin”.
“Receivables Securitization”: any financing pursuant to which accounts receivable of the Borrower or any of its Subsidiaries are (or are purported to be) sold or pledged, which financing shall be non-recourse (except for customary limited recourse provisions) to the Borrower and its Subsidiaries.
“Refunded Swingline Loans”: as defined in Section 2.20(b).
“Register”: as defined in Section 9.6(d).
“Regulation FD”: as defined in Section 9.14.
“Regulatory Change”: as to any Lender or any Issuing Lender (or holding company for a Lender or Issuing Lender), any adoption or change occurring or taking effect after the date of this Agreement of or in federal, state, local or foreign laws or regulations (whether or not having the force of law) or the adoption or making or taking effect after such date of any interpretations, directives, or requests applying to any Lender or to any Issuing Lender (or holding company), as the case may be, of or under any federal, state, local or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
“Removed Lender”: as defined in Section 2.17.
“Required Lenders”: at any date, the holders of more than 50% of the Total Commitments then in effect or, if the Commitments have terminated or for the purposes of determining whether to accelerate the Loans and Swingline Loans pursuant to Section 7, the Total Exposures at such time.
“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer”: the Chief Financial Officer, the Treasurer or any Assistant Treasurer of the Borrower, or any employee of the Borrower designated by any of the foregoing.
“Revolving Loans”: any Loans other than Swingline Loans.
“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Company Inc. and any successor thereto.

“SCE”: Southern California Edison Company, a California corporation which is a majority-owned Subsidiary of the Borrower.
“SCE Credit Agreement”: the Amended and Restated Credit Agreement dated as of the date hereof by and among SCE and the lenders and agents thereto, and for which JPMorgan Chase Bank acts as administrative agent.
“SCE Indenture”: the Trust Indenture, dated as of October 1, 1923 between SCE and The Bank of New York Trust Company, N.A. and D.G. Donovan as trustees, as amended and supplemented from time to time.
“Screen Rate”: as defined in the definition of “Eurodollar Rate”.
“Significant Subsidiary”: as defined in Regulation S‑X of the United States Securities and Exchange Commission (or any successor), as the same may be amended or supplemented from time to time. Unless otherwise qualified, all references to a “Significant Subsidiary” or to “Significant Subsidiaries” in this agreement shall refer to a Significant Subsidiary or Significant Subsidiaries of the Borrower.
“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Swingline Commitment”: as to any Swingline Lender, the obligation of such Swingline Lender to make Swingline Loans pursuant to Section 2.19 in an aggregate principal amount at any one time outstanding not to exceed $75,000,000. The aggregate amount of the Swingline Commitments on the Closing Date is $150,000,000.
“Swingline Exposure”: at any time, the sum of the aggregate amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Lender at any time shall be its Percentage of the total Swingline Exposure at such time; provided, that for the purposes of Sections 2.1, 2.19, 3.1 and 3.2, the “Swingline Exposure” of any Lender at any time shall be the sum of (a) its Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b), if such Lender shall be a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that the other Lenders shall not have funded their participations in such Swingline Loans).
“Swingline Lender”: JPMorgan Chase Bank and Wells Fargo, in each case, in its capacity as a lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.19(a).
“Swingline Participation Amount”: as defined in Section 2.20(c).
“Termination Date”: the date upon which the Commitments shall terminate, which shall be July 20, 2020 unless extended pursuant to Section 2.18 ; provided that the Termination Date with respect to any Lender under the Existing Credit Agreement that does not execute this Agreement (including by amendment or joinder after the Closing Date) shall be July 18, 2019 (the “Non-Extended Termination Date”). The Termination Date of any Commitment with a Non-Extended Termination Date may be extended to July 20, 2020 or the latest applicable Termination Date as extended pursuant to Section 2.18 with the consent of the Borrower and the Lender holding such Commitment.
“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect. The amount of the Total Commitments as of the Closing Date is $1,250,000,000.
“Total Exposures”: at any time, the aggregate amount of the Exposures of all Lenders at such time.
“Transferee”: as defined in Section 9.6(f).
“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.
“U.S. Bank”: U.S. Bank National Association, a national banking association.
“Unsecured Debt Rating”: as defined in the definition of “Applicable Margin”.
“Wells Fargo”: Wells Fargo Bank, N.A., a national banking association.
“Withholding Agent”: the Borrower and the Administrative Agent.
1.2.    Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have their defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the Notes and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.
(c)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF THE CREDIT FACILITY

2.1.    The Commitments; Increase in Total Commitments. (e)  Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding that will not result in such Lender’s Exposure exceeding such Lender’s Commitment. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Notwithstanding anything to the contrary in this Agreement, in no event may Loans be borrowed under this Section 2.1 if, after giving effect thereto, the aggregate principal amount (a) of the Total Exposures at such time would exceed the Total Commitments then in effect or (b) the Exposure of any Lender at such time would exceed such Lender’s Commitment. The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.6. The respective obligations of the Lenders under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.
(b)    In the event that the Borrower wishes from time to time to increase the Total Commitments, it shall notify the Administrative Agent in writing of the amount (the “Commitment Increase Amount”) of such proposed increase (such notice, a “Commitment Increase Notice”), and the Administrative Agent shall notify each Lender of such proposed increase. The Borrower may, at its election (i) with the consent of the Issuing Lenders (which consent shall not be unreasonably withheld or delayed) offer one or more of the Lenders the opportunity to participate in all or a portion of the Commitment Increase Amount pursuant to paragraph (d) below and/or (ii) with the consent of the Administrative Agent and the Issuing Lender (which consent shall not be unreasonably withheld or delayed), offer one or more additional banks, financial institutions or other entities the opportunity to participate in all or a portion of the Commitment Increase Amount pursuant to paragraph (c) below. Each Commitment Increase Notice shall specify which Lenders and/or banks, financial institutions or other entities the Borrower desires to participate in such Commitment increase. The Borrower or, if requested by the Borrower, the Administrative Agent, will notify such Lenders and/or banks, financial institutions or other entities of such offer. Each Commitment Increase Amount shall be at least $50,000,000. If any Issuing Lender does not consent to one or more of the Lenders participating in a Commitment Increase Amount requested by the Borrower, the Borrower may upon written notice to the Administrative Agent and such Issuing Lender reduce the amount set forth in clause (i) of the third sentence of Section 3.2 by an amount equal to such Issuing Lender’s Letter of Credit Commitment, and such Issuing Lender shall cease to be an Issuing Lender as of the date of such notice by the Borrower (in which case the consent of such Issuing Lender shall not be required under this Section 2.1(b)), and the Borrower shall make arrangements satisfactory to such Issuing Lender with respect to any outstanding Letters of Credit previously issued by such Issuing Lender.
(c)    Any additional bank, financial institution or other entity which the Borrower selects to offer a participation in the increased Commitments and which elects to become a party to this Agreement and provide a Commitment in an amount so offered and accepted by it pursuant to Section 2.1(b)(ii) shall execute a New Lender Supplement with the Borrower and the

Administrative Agent, substantially in the form of Exhibit F, whereupon such bank, financial institution or other entity (herein called a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule 1.1 shall be deemed to be amended to add the name and Commitment of such New Lender, provided that the Commitment of any such new Lender shall be in an amount not less than $5,000,000.
(d)    Any Lender which accepts an offer to it by the Borrower to increase its Commitment pursuant to Section 2.1(b)(i) shall, in each case, execute a Commitment Increase Supplement with the Borrower and the Administrative Agent, substantially in the form of Exhibit G, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and Schedule 1.1 shall be deemed to be amended to so increase the Commitment of such Lender.
(e)    Notwithstanding anything to the contrary in this Section 2.1, (i) in no event shall any increase effected pursuant to this Section 2.1 cause the Total Commitments hereunder to exceed $1,750,000,000 and (ii) no Lender shall have any obligation to increase its Commitment unless it agrees to do so in its sole discretion.
(f)    On the effective date of each increase in the Commitments pursuant to this Section 2.1 and notwithstanding other provisions of this Agreement to the contrary (i) the Lenders shall make such payments as shall be directed by the Administrative Agent in order that the outstanding Loans shall be held ratably by the Lenders based on their respective Commitments and (ii) participations in outstanding Letters of Credit and Swingline Participation Amounts shall be deemed to be reallocated according to the respective Commitments of the Lenders. Payments of interest, fees and commissions with respect to the Loans, Swingline Loans and Letters of Credit shall be made to give effect to any adjustments in the Loans and participations in the Letters of Credit made pursuant to this Section 2.1.
(g)    On the effective date of each increase in the Commitments pursuant to this Section 2.1, the conditions set forth in paragraphs (b), (c), (e) (with appropriate modifications) and (f) of Section 5.1 and Section 5.3 shall have been satisfied with respect to such increased Commitments as if such paragraphs applied to such increase, mutatis mutandis.
2.2.    Procedure for Borrowing. The Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice, which notice must be executed by a Responsible Officer of the Borrower and received by the Administrative Agent prior to (a) 11:00 A.M., New York City time, two Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) 12:00 Noon, New York City time, on the requested Borrowing Date, in the case of ABR Loans. Each such notice shall specify (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans, or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective lengths of the initial Interest Periods therefor. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (y) in the case of Eurodollar Loans, $10,000,000 or a whole multiple of $1,000,000 in excess thereof; provided that (i) a borrowing under the Commitments that is an ABR Loan may be in any aggregate amount that is required to finance the reimbursement of all or a part of an LC Disbursement as contemplated by Section 3.5 and (ii) any Swingline Lender may request, on behalf of the Borrower, borrowings of ABR Loans in other amounts pursuant to Section 2.20(b). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2 prior to 1:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders promptly upon receipt thereof and in like funds as received by the Administrative Agent; provided that (x) Loans made to finance the reimbursement of an LC Disbursement as provided in Section 3.5 shall be remitted by the Administrative Agent to the applicable Issuing Lender and (y) Loans made to finance the reimbursement of a Swingline Loan as provided in Section 2.20(b) shall be remitted by the Administrative Agent to the applicable Swingline Lender. Swingline Loans shall be made as provided in Section 2.19.
2.3.    Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a Facility Fee for the period from and including the first day of the Commitment Period to and excluding the Termination Date, computed at the Facility Fee Rate on the average daily amount of the Commitment of such Lender (or, following termination of the Commitment of such Lender, on the average daily amount of the Exposure of such Lender) during the period for which payment is made, payable in arrears on the last day of each March, June, September and December and on the Termination Date and, following termination of the Commitments, on demand.
(b)    The Borrower agrees to pay to the Administrative Agent for its own account any fees separately agreed to by the Borrower and the Administrative Agent in writing.
(c)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (including the Issuing Lender) a Letter of Credit Participation Fee with respect to its participations in Letters of Credit, which shall accrue at the Letter of Credit Participation Fee Rate on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Lender a fronting fee (the “Letter of Credit Fronting Fee”), which shall accrue at the rate per annum separately agreed with such Issuing Lender on the average daily amount of the LC Exposure of such Issuing Lender (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal, extension or administration of any Letter of Credit or processing of drawings thereunder, such standard fees of each Issuing Lender as in effect as of the Effective Date having been disclosed in writing to Borrower prior to the Effective Date. Letter of Credit Participation Fees and Letter of Credit Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on each such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Lender pursuant to this paragraph shall be payable within 15 Business Days after demand.
2.4.    Repayment of Loans and Swingline Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 7) and (ii) to the applicable Swingline Lender the then unpaid principal amount of each Swingline Loan as set forth in Section 2.19(c). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the Effective Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.8. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Swingline Loans from time to time outstanding from the Effective Date until payment in full thereof at the rates per annum, and on the dates, set forth in Sections 2.8 and 2.19.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan and Swingline Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(c)    The Administrative Agent shall maintain the Register pursuant to Section 9.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan and Swingline Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(d)    The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.4(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans and Swingline Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
(e)    The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the Loans (and, in the case of a Swingline Lender, the Swingline Loans) of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a “Note”).

2.5.    Prepayments and Termination or Reduction of Commitments. (a) The Borrower may, upon not less than three Business Days’ notice to the Administrative Agent, terminate or reduce the unutilized amount of the Commitments. Any reduction of the Commitments shall be in an amount equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Commitments then in effect.
(b)    The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon at least three Business Days’ irrevocable notice to the Administrative Agent. Each such notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.15 and (except in the case of ABR Loans) accrued interest to but excluding such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.
(c)    The Borrower may at any time and from time to time prepay the Swingline Loans, in whole or in part, without premium or penalty, upon irrevocable notice to the Administrative Agent and the applicable Swingline Lender received no later than 12:00 Noon, New York City time, on the day of the proposed prepayment. Each such notice shall specify the date and amount of prepayment and whether the prepayment is of Alternate Rate Swingline Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.15 and accrued interest to but excluding such date on the amount prepaid. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or the then outstanding aggregate principal amount of the Swingline Loans.
2.6.    Conversion and Continuation Options. ABR Loans may, at any time, be converted into Eurodollar Loans and Eurodollar Loans may, on the last day of any Interest Period applicable thereto, be converted into ABR Loans or continued as Eurodollar Loans (the date of any such conversion, the “Conversion Date”), as follows:
(a)    In order to continue outstanding Eurodollar Loans as Eurodollar Loans for another Interest Period, or to convert ABR Loans to Eurodollar Loans, the Borrower shall give the Administrative Agent irrevocable notice thereof prior to 11:00 A.M. New York City time, two Business Days before the first day of the Interest Period to be applicable to such continued or converted Eurodollar Loans, which notice shall specify the length of the Interest Period requested by the Borrower to be applicable to such Loans.
(b)    No Loan may be converted into, or continued as, a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such a continuation.

(c)    If the Borrower fails to give a notice as described above in this Section 2.6 to continue an outstanding Eurodollar Loan or to convert such Loan to an ABR Loan, or if such continuation or conversion is not permitted pursuant to paragraph (b) above, such Loans shall be automatically converted to ABR Loans on the last day of the then expiring Interest Period applicable to such Loans.
(d)    The Administrative Agent shall promptly notify each Lender of each notice received by the Administrative Agent from the Borrower pursuant to this Section 2.6.
(e)    This Section shall not apply to Swingline Loans, which may not be continued or converted (it being understood that, subject to the terms and conditions set forth in this Agreement, Swingline Loans may be reborrowed on the same day other Swingline Loans are being repaid).
2.7.    Minimum Amounts and Maximum Number of Tranches. All borrowings, prepayments, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof. In no event shall there be more than five Eurodollar Tranches outstanding at any time.
2.8.    Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin therefor.
(b)    Each ABR Loan shall bear interest for each day from the applicable Borrowing Date at a rate per annum equal to the ABR plus the Applicable Margin therefor.
(c)    Each Swingline Loan shall bear interest for each day from the applicable Borrowing Date at the applicable rate provided in Section 2.19.
(d)    If all or a portion of (i) the principal amount of any Loan, Swingline Loan or reimbursement obligation in respect of any LC Disbursement, (ii) any interest payable thereon or (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, to the extent permitted by applicable law, bear interest at a rate per annum which is equal to the rate applicable to ABR Loans pursuant to Section 2.8(b) plus 2% from the date of such non-payment to (but excluding) the date on which such amount is paid in full (after as well as before judgment).
(e)    Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand and on the Termination Date.
2.9.    Computation of Interest and Fees. (a) Interest calculated on the basis of the Prime Rate shall be calculated on the basis of a 365‑ (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest and Facility Fees, Letter of Credit Participation Fees and Letter of Credit Fronting Fees shall be calculated on the basis of a

360‑day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall deliver to the Borrower upon request a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.8(a) or (b).
2.10.    Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
(a)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower, absent manifest error) that the Eurodollar Rate cannot be determined by any of the means set forth in the definition of “Eurodollar Rate” or by reason of circumstances affecting the eurodollar market, quotations of interest rates for the relevant deposits are not being provided to JPMorgan Chase Bank in the relevant amount or for the relevant maturities for purposes of determining the Eurodollar Rate for such Interest Period, or
(b)    the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders, absent manifest error) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give facsimile or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any ABR Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Each such Lender shall promptly notify the Administrative Agent upon any change in such determination of the adequacies and fairness of the Eurodollar Rate, and the Administrative Agent shall promptly withdraw its notice to the Borrower following receipt of such notices from the Required Lenders. Until such withdrawal by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans.
2.11.    Pro Rata Treatment and Payments. (a) Each borrowing (other than Swingline Loans) by the Borrower from the Lenders hereunder, and, except as provided in Section 2.21, each payment by the Borrower of any Facility Fee or Letter of Credit Participation Fee hereunder, except as provided in Section 2.21, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans (other than Swingline Loans), and any reduction of the Commitments of the Lenders shall be made pro rata according to the Percentages of the Lenders, in each case except to the extent another provision of this Agreement specifies a different treatment. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 4:00 P.M., New York City time, on the due date thereof to the Administrative Agent (except payments to be made directly to the Issuing Lender or Swingline Lender as expressly provided herein), for the account of the Lenders, at the Administrative Agent’s office specified in Section 9.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
(b)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If such Lender’s pro rata share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to repayment of such amount with interest thereon at the rate per annum otherwise applicable to such Loans hereunder, on demand, from the Borrower and, upon such payment, no further interest shall be payable with respect to such amount. The payment of interest by a Lender to the Administrative Agent pursuant to this Section 2.11(b) shall not be deemed to be a waiver of any right the Borrower may have against such Lender for such Lender’s failure to make Loans to the Borrower as required hereunder.
2.12.    Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement (a) such Lender shall promptly give notice thereof to the Borrower and the Administrative Agent, (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and (c) such Lender’s outstanding Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.
2.13.    Additional Costs. (a) If, as a result of any Regulatory Change:
(i)    any Lender or any Issuing Lender shall be subject to any tax of any kind whatsoever with respect to amounts payable to it under this Agreement, or the basis of taxation of payments to such Lender or such Issuing Lender in respect thereof is changed (except, in each case, for Non-Excluded Taxes covered by Section 2.14, taxes described in clauses (x) through (z) of Section 2.14(a), net income taxes, franchise taxes, and branch profits taxes, and changes in the rate of tax on the overall net income of such Lender); or
(ii)    any reserve, special deposit, capital adequacy, liquidity, compulsory loan or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, any Lender or any Issuing Lender, which requirements are generally applicable to extensions of credit or other assets of, or deposits with or other liabilities of, such Lender or such Issuing Lender, are imposed, modified, or deemed applicable; or
(iii)    any other condition, cost or expense (other than taxes) affecting this Agreement, any Loans or any Letter of Credit or participation therein is imposed on any Lender or any Issuing Lender after the date hereof, which condition, cost or expense (other than taxes) is generally applicable to loans made by such Lender or such Issuing Lender; and
any Lender or any Issuing Lender, as the case may be, determines that, by reason thereof, the cost to such Lender or Issuing Lender (or a holding company of any Lender or Issuing Lender) of making, continuing, converting or maintaining its Commitment or any of its Loans to the Borrower, or the cost (including reduced rate of return) to such Lender or Issuing Lender of participating in, issuing or maintaining any Letter of Credit, as the case may be, is increased or any amount receivable by such Lender or Issuing Lender hereunder in respect of any of such Loans or Letters of Credit is reduced or the rate of return on such Lender’s or Issuing Lender’s (or holding company’s) capital is reduced (taking into consideration such Lender’s or holding company’s policies with respect to capital adequacy and liquidity), in each case by an amount reasonably deemed by such Lender or Issuing Lender to be material (such increases in cost and reductions in amounts receivable being herein called “Additional Costs”), then the Borrower shall pay to such Lender or Issuing Lender, as the case may be, upon its request the additional amount or amounts as will compensate such Lender or Issuing Lender, as the case may be, for such Additional Costs within 15 Business Days after written notice of such Additional Costs is received by the Borrower; provided, however, that if all or any such Additional Costs would not have been payable or incurred but for such Lender’s or Issuing Lender’s voluntary decision to designate a new Lending Office, the Borrower shall have no obligation under this Section 2.13 to compensate such Lender or Issuing Lender for such amount relating to such Lender’s or Issuing Lender’s decision; provided, further, that the Borrower shall not be required to make any payments to such Lender or Issuing Lender for Additional Costs incurred more than 60 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of such Lender’s or Issuing Lender’s intention to claim compensation therefor.
(b)    Without limiting the effect of the provisions of Section 2.13(a) (but without duplication thereof), the Borrower will pay to any Lender, within 15 Business Days of receipt by the Borrower of notice from such Lender, for each day such Lender is required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the Board as in effect on the date of this Agreement, an additional amount determined by such Lender equal to the product of the following:
(i)    the principal amount of the Eurodollar Loan;

(ii)    the remainder of (x) a fraction the numerator of which is the Eurodollar Rate for such Eurodollar Loan and the denominator of which is one minus the rate at which such reserve requirements are imposed on such Lender on such day minus (y) such numerator; and
(iii)    1/360.
Such Lender shall request payment under this Section 2.13(b) by giving notice to the Borrower as of the last day of each Interest Period for each Eurodollar Loan (and, if such Interest Period exceeds three months’ duration, also as of three months, or a whole multiple thereof, after the first day of such Interest Period). Such notice shall specify the basis for requesting such compensation and the method for determining the amount thereof. Such Lender shall provide any evidence of such requirement to maintain reserves as the Borrower may reasonably request.
(c)    Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Regulatory Change, regardless of the date enacted, adopted, issued or implemented.
(d)    Each Lender will notify the Borrower and the Administrative Agent of any Regulatory Change occurring after the date of this Agreement which will entitle such Lender or Issuing Lender, as the case may be, to compensation pursuant to Section 2.13(a) or (c) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. If such Lender or Issuing Lender requests compensation under Section 2.13(a) or (c), the Borrower may, by notice to such Lender or Issuing Lender, as applicable, require that such Lender or Issuing Lender forward to the Borrower a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.
Determinations by any Lender or Issuing Lender for purposes of this Section 2.13 of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made absent manifest error.
2.14.    Taxes. (a) All payments made by or on behalf of the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) and branch profits taxes imposed on the Administrative Agent or any Lender in a jurisdiction (or political subdivision thereof) in which the Administrative Agent or such Lender is organized, in which its applicable Lending Office is located, or as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), unless the Borrower is compelled by law to make such deduction or withholding. If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender, as determined in good faith by the applicable Withholding Agent, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable by the Borrower to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts they would have received had no such obligation been imposed; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes that are (x) United States withholding taxes (including United States federal, state and local backup withholding taxes) resulting from any Requirement of Law in effect on the date such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.17), (y) attributable to (i) such Lender’s designation of a different Lending Office (provided that such Non-Excluded Taxes are imposed at the time of the first payment to such Lender under this Agreement following such designation and excluding any designation occurring pursuant to Section 2.16) or (ii) such Lender’s failure to comply with the requirements of paragraph (e) of this Section 2.14 or (z) United States federal withholding taxes imposed under FATCA.
(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or the relevant Lender, as the case may be, certificates or other valid vouchers or receipts received by the Borrower showing payment thereof. Subject to Section 2.14(a), if (i) the Borrower fails to pay any such Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, (ii) fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the Borrower shall indemnify the Administrative Agent and the Lenders for such amounts and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure in the case of (i) and (ii), or any such direct imposition in the case of (iii).
(d)    Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e)    Each Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax. Each Lender (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non‑U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E (certifying as to entitlement to treaty benefits), Form W-8ECI (claiming exemption from withholding because the income is effectively connected with a U.S. trade or business) or Form W-8IMY (together with any applicable underlying Internal Revenue Service forms), as applicable, (ii) in the case of a Non‑U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit B and the applicable Internal Revenue Service Form W-8, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non‑U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms, certificates, and statements shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each Lender shall deliver such forms, certificates, and statements promptly upon the obsolescence or invalidity of any form previously delivered by such Lender, or upon the reasonable request by the Borrower or the Administrative Agent. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form, certificate, or statement to the Borrower (or any other form, statement, or certification adopted by the U.S. taxing authorities for such purpose). Each Lender agrees to (x) promptly notify the Administrative Agent and Borrower if any fact set forth in any such form, certificate, or statement ceases to be true and correct and (y) take such steps and may be reasonably necessary to avoid any applicable Requirements of Law that Borrower make any deduction or withholding for taxes from amounts payable to the Lender under this Agreement. Notwithstanding any other provision of this paragraph, a Non U.S. Lender shall not be required to deliver any form pursuant to this paragraph after the date it becomes a party to this Agreement (or, in the case of any Participant, after the date such Participant purchases the related participation) that such Non U.S. Lender is not legally able to deliver. Notwithstanding any other provision of this paragraph, the completion, execution and submission of such documentation described in Section 2.14(e)(iii) shall not be required if in a Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of this Section 2.14(e), the term “Lender” includes the Administrative Agent.
(f)    If the Administrative Agent or any Lender determines, in its reasonable discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
(g)    For purposes of this Section 2.14, the term “Lender” includes the Issuing Lenders and the Swingline Lenders.
(h)    For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
2.15.    Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of Eurodollar Loans or in the conversion into or continuation of Eurodollar Loans, after the Borrower has given a notice requesting or accepting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if applicable, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to but excluding the last day of the relevant Interest Period (or proposed Interest Period) at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.
2.16.    Change of Lending Office. Each Lender agrees that if it makes any demand for payment under Sections 2.13 or 2.14, or if any adoption or change of the type described in Section 2.12 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different Lending Office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Sections 2.13 or 2.14, or would eliminate or reduce the effect of any adoption or change described in Section 2.12.
2.17.    Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender (a) that requests reimbursement for amounts owing pursuant to Sections 2.13 or 2.14 (for itself or its Participant) or for which amounts are otherwise payable by the Borrower pursuant to Section 2.14, (b) that is affected in the manner described in Section 2.12 and as a result thereof any of the events described in clauses (b) or (c) of such Section occur, (c) that is a Defaulting Lender, a Downgraded Lender, or a Declining Lender, or (d) that does not consent to an amendment or waiver that requires the consent of all Lenders (or all affected Lenders) and has been approved by the Required Lenders, in each case, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement (or, if an Event of Default exists, the Required Lenders consent to such replacement), (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par), without duplication, all Loans, participations in LC Disbursements, participating interests in Swingline Loans, Swingline Participation Amounts and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 2.15 if any outstanding Eurodollar Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (c) and (e) (provided that the Borrower or the replacement bank or institution shall be obligated to pay the registration and processing fee referred to therein) or pursuant to other procedures reasonably agreed to by the Borrower and the Administrative Agent (which may include a deemed assignment), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Sections 2.13 or 2.14, as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
The Borrower shall have the right to terminate in full the Commitment of each Lender requesting reimbursement pursuant to Section 2.13 or 2.14 by giving notice to the

Administrative Agent and such Lender (a “Removed Lender”). On the date of any such termination, such Removed Lender’s Commitment shall terminate and the Borrower shall pay all amounts owed to such Removed Lender hereunder. Upon termination of such Removed Lender’s Commitment in accordance with this Section 2.17, such Removed Lender shall cease to be a party hereto, and upon such termination of such Removed Lender’s Commitment in accordance with this 2.17, the Total Commitments shall be reduced by the amount of such Removed Lender’s Commitment. The termination of the Commitment of a Removed Lender pursuant to this Section 2.17 shall not be deemed to be a waiver of any right that (x) the Borrower, the Administrative Agent or any other Lender may have against such Removed Lender or (y) such Removed Lender may have against the Borrower. For the avoidance of doubt, participating interests in Letters of Credit and Swingline Loans will be reallocated among the remaining non-Defaulting Lenders in accordance with their respective Percentages upon termination of any such Commitment. Notwithstanding the foregoing, no termination of a Commitment pursuant to this Section 2.17 shall be effective unless the participating interests in Letters of Credit and Swingline Loans are so reallocated or the Issuing Lenders and Swingline Lenders are otherwise satisfied the existing and future LC Exposure and Swingline Exposure will be covered by the Commitments of the remaining non-Defaulting Lenders and/or cash collateralized by the Borrower.
2.18.    Extension Option. The Borrower may request that the Total Commitments be renewed for additional one year periods by providing notice of such request (such notice, an “Extension Notice”) to the Administrative Agent no more frequently than once in a calendar year. If a Lender agrees, in its individual and sole discretion, to extend its Commitment (an “Extending Lender”), it will notify the Administrative Agent, in writing, of its decision to do so no later than the applicable deadline specified by the Extension Notice. The Administrative Agent will notify the Borrower, in writing, of the Lenders’ decisions promptly following such deadline. The Extending Lenders’ Commitments will be renewed for an additional one year from the then existing Termination Date and such extended Termination Date shall become the Termination Date (except as otherwise provided in this Section 2.18 as to Declining Lenders), provided, that (i) more than 50% of the Total Commitments is extended or otherwise committed to by Extending Lenders and any new Lenders, (ii) all representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date and (iii) no Default or Event of Default exists, except (A) any representations and warranties which are explicitly stated as having been made as of a specific date, which representations and warranties shall be true and correct in all material respects on and as of such date and (B) the representations and warranties set forth in Sections 4.2 and 4.7 shall not be required to be restated. Any Lender that declines or does not respond to the Borrower’s request for commitment renewal (a “Declining Lender”) will have its Commitment terminated on the earlier of (i) the then existing Termination Date (without regard to any renewals by other Lenders) (the “Existing Termination Date”) and (ii) the date such Declining Lender is replaced in accordance with Section 2.17, and at such time the Borrower shall repay all Loans, participations in LC Disbursements, participating interests in Swingline Loans and Swingline Participation Amounts and other amounts owing to such Declining Lender; provided that if any Declining Lender or any Lender holding a Commitment with a Non-Extended Termination Date assigns all or any portion of its Commitment prior to its termination pursuant Section 9.6(c) and the Assignee of such Commitment agrees to extend the Termination Date of such assigned Commitment until the latest applicable Termination Date of other then-existing Commitments that have been extended pursuant to this Section 2.18, then the Termination Date of such assigned Commitment shall automatically be extended to the latest applicable Termination Date upon such assignment without the consent of the Administrative Agent or any other Lender. The Borrower will have the right to accept commitments from third party financial institutions subject to the consent of the Administrative Agent and the Issuing Lenders (such consent of the Administrative Agent or the Issuing Lenders not to be unreasonably withheld) in an amount up to the amount of the Commitments of any Declining Lenders. The Borrower may extend the Termination Date no more than twice following the Closing Date pursuant to this Section 2.18.
2.19.    Swingline Commitment. (a) Subject to the terms and conditions hereof, each Swingline Lender severally agrees to make a portion of the credit otherwise available to the Borrower under the Commitments from time to time during the Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans from a Swingline Lender outstanding at any time shall not exceed the Swingline Commitment of such Swingline Lender then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s outstanding Loans (other than Swingline Loans), may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and no Swingline Lender shall make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, (x) such Swingline Lender’s Exposure would exceed its Commitment or (y) the Total Exposures would exceed the Total Commitments. During the Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans or Alternate Rate Swingline Loans.
(b)    A Swingline Loan shall be an ABR Loan, unless the Borrower has requested an Alternate Rate Swingline Loan. At all times such Loan is an Alternate Rate Swingline Loan, the Borrower shall pay interest on the unpaid principal amount of such Alternate Rate Swingline Loan from the Borrowing Date of such Alternate Rate Swingline Loan until such principal amount shall be paid in full at a rate per annum equal to the Alternate Rate in effect from time to time plus the Applicable Margin for ABR Loans in effect from time to time.
(c)    The Borrower shall repay to each Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lender and accrued interest thereon on the earlier of the Termination Date and the date that is five Business Days after such Swingline Loan is made (or such earlier date on which the Swingline Loans become due and payable pursuant to Section 7); provided that on each date that a Loan (other than a Swingline Loan) is borrowed, the Borrower shall repay all Swingline Loans then outstanding.
2.20.    Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a)  The Borrower may borrow in Dollars under the Swingline Commitment during the Commitment Period on any Business Day, provided that the Borrower shall give the applicable Swingline Lender and the Administrative Agent irrevocable notice, which notice must be executed by a Responsible Officer of the Borrower and received by such Swingline Lender and the Administrative Agent prior to 1:00 P.M., New York City time, on the requested Borrowing Date. Each such notice shall specify (i) the amount to be borrowed, (ii) whether such Borrowing is to be an ABR Loan or an Alternate Rate Swingline Loan and (iii) the requested Borrowing

Date. Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof; provided that a borrowing under the Swingline Commitment may be in any amount (subject to Section 2.19(a)) that is required to finance the reimbursement of all or a part of an LC Disbursement as contemplated by Section 3.5. Each Swingline Lender will make the amount of each Swingline Loan to be made by it available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2 prior to 3:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the amount made available to the Administrative Agent by the Swingline Lender promptly upon receipt thereof and in like funds as received by the Administrative Agent; provided that Swingline Loans made to finance the reimbursement of an LC Disbursement as provided in Section 3.5 shall be remitted by the Administrative Agent to the applicable Issuing Lender.
(b)    Each Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lenders to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Lender to make, and each Lender hereby agrees to make, a Loan, in an amount equal to such Lender’s Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay such Swingline Lender. Each Lender shall make the amount of such Loan available to the Administrative Agent for the account of the applicable Swingline Lender at the office of the Administrative Agent specified in Section 9.2 prior to 10:00 A.M., New York City time, one Business Day after the date of such notice in funds immediately available to the Administrative Agent. The proceeds of such Loans will then be immediately made available by the Administrative Agent to the applicable Swingline Lender for application by such Swingline Lender to the repayment of the Refunded Swingline Loans.
(c)    If prior to the time a Loan could have otherwise been made pursuant to Section 2.20(b), one of the events described in Section 7(e) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by any Swingline Lender in its sole discretion, Loans are not or cannot be made as contemplated by Section 2.20(b), each Lender shall, on the date such Loan should have been made pursuant to the notice referred to in Section 2.20(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to such Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Loans.
(d)    Whenever, at any time after any Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, such Swingline Lender receives any payment on account of the Swingline Loans, such Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by such Swingline Lender is required to be returned, such Lender will return to such Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
(e)    Each Lender’s obligation to make the Loans referred to in Section 2.20(b) and to purchase participating interests pursuant to Section 2.20(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against any Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
2.21.    Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, to the fullest extent permitted by applicable law, the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    such Defaulting Lender’s Facility Fee shall cease to accrue on the unfunded Commitment of such Defaulting Lender;
(b)    the Commitment and Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.1 to the extent set forth therein), and such Defaulting Lender’s right to approve or disapprove any amendment, waiver, consent or other modification with respect to this Agreement shall be restricted as set forth in Section 9.1;
(c)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Lender or Swingline Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Borrower with the consent of the Administrative Agent, not to be unreasonably withheld, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting

Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Lender or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or unreimbursed amount of any LC Disbursements in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of, and unreimbursed amount of any LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or unreimbursed amount of any LC Disbursements owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto;
(d)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i) so long as no Default or Event of Default has occurred and is continuing, all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentages but only to the extent the sum of all non-Defaulting Lenders’ Exposure plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within two Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (i) above and any cash collateral provided by the Defaulting Lender pursuant to clause (c) above) and (y) second, cash collateralize for the benefit of the Issuing Lenders only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above and any cash collateral provided by the Defaulting Lender pursuant to clause (c) above) in accordance with the procedures set forth in Section 7 for so long as such LC Exposure is outstanding;
(iii)    if the Borrower or the Defaulting Lender cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above or clause (c) above, as applicable, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.3(c)) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.3(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Percentages; and
(v)    if any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all fees payable under Section 2.3(c) with respect to such Defaulting Lender’s LC Exposure shall be payable to the non-defaulting Issuing Lenders until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(e)    so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Defaulting Lender or the Borrower in accordance with Section 2.21(c) or (d). Participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(d)(i) (and such Defaulting Lender shall not participate therein).
In the event that the Administrative Agent, the Borrower, each Swingline Lender and each Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, whereupon the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par (plus accrued interest) such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Percentage, whereupon such Lender shall cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Cash collateral (or the appropriate portion thereof) furnished by or on behalf of the Borrower pursuant to clause (d) above shall be released promptly following (i) the elimination of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the Administrative Agent’s good faith determination that there exists excess cash collateral; provided, however, (x) that cash collateral furnished by or on behalf of the Borrower shall not be released during the continuance of an Event of Default, and (y) the Person providing cash collateral and any Issuing Lender or Swingline Lender, as applicable, may agree that such cash collateral shall not be released but instead held to support future obligations.

(f)    Termination/Reduction of Defaulting Lenders. The Borrower shall have the right, subject to consent of the Required Lenders (excluding the Commitment and Exposure of such Defaulting Lender), to (i) reduce such Defaulting Lender’s Commitment to be equal to the amount of such Defaulting Lender’s outstanding Loans (and participations Letters of Credit and Swingline Loans) at the time such Lender becomes a Defaulting Lender (but not before consent of Required Lenders is obtained), by giving notice to such Defaulting Lender and the Administrative Agent or (ii) terminate in full the Commitment of such Defaulting Lender by giving notice to the Administrative Agent and such Defaulting Lender (but not before consent of Required Lenders is obtained). On the date of any termination pursuant to the foregoing clause (ii), such Defaulting Lender’s Commitment shall terminate and the Borrower shall pay all amounts owed to such Defaulting Lender hereunder. Upon termination of such Defaulting Lender’s Commitment in accordance with this Section 2.21(f), such Defaulting Lender shall cease to be a party hereto, and upon such termination or reduction of such Defaulting Lender’s Commitment in accordance with this Section 2.21(f), the Total Commitments shall be reduced by the amount by which such Defaulting Lender’s Commitment is reduced or, in the case of termination, by the amount of such Defaulting Lender’s Commitment. The termination of the Commitment of a Defaulting Lender pursuant to this Section 2.21(f) shall not be deemed to be a waiver of any right that (x) the Borrower, the Administrative Agent or any other Lender may have against such Defaulting Lender or (y) such Defaulting Lender may have against the Borrower based on the estimate described in the preceding sentence.

SECTION 3. LETTERS OF CREDIT

3.1.    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Lender and in all respects consistent with the terms of this Agreement, at any time and from time to time during the period from and including the Effective Date to the date which is 15 Business Days prior to the Termination Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Issuing Lender shall be required to issue any Letter of Credit if (i) the LC Exposure at any time in respect of Letters of Credit issued by it would exceed its Letter of Credit Commitment or (ii) any Lender’s Exposure would exceed its Commitment.
3.2.    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender) to the applicable Issuing Lender and the Administrative Agent (three Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 3.3), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form (it being understood that this Agreement shall govern in the event of any inconsistency between any such application and this Agreement) in connection with any request for the issuance of a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $500,000,000, (ii) the sum of the Total Exposures shall not exceed the Total Commitments and (iii) the LC Exposure in respect of Letters of Credit issued by any Issuing Lender shall not exceed such Issuing Lender’s Letter of Credit Commitment. Each Issuing Lender shall notify the Administrative Agent upon the issuance or amendment of any Letter of Credit of the terms of such Letter of Credit or amendment and shall provide such other information with respect to Letters of Credit issued by such Issuing Lender as the Administrative Agent may request from time to time. Letters of Credit issued under the Existing Credit Agreement which are outstanding on the Effective Date shall be deemed to be Letters of Credit issued under this Agreement on the Effective Date.
3.3.    Expiration Date. No Letter of Credit shall expire later than the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the date which is one year following the Termination Date; provided that (A) with respect to any Letter of Credit having an expiration date beyond the Termination Date, the Borrower shall cash collateralize such Letter of Credit at least 30 days prior to the Termination Date in an amount equal to 103% of the amount of such Letter of Credit and otherwise on terms satisfactory to the Administrative Agent and the applicable Issuing Lender or the Borrower shall provide to the applicable Issuing Lender a standby letter of credit in an amount equal to the amount of such Letter of Credit and otherwise in form and substance satisfactory to such Issuing Lender, (B) no Letter of Credit may terminate after the Existing Termination Date if, after giving effect to such Letter of Credit, the Total Commitments of the Extending Lenders (including any entity that becomes a Lender pursuant to Section 2.17) for the period following the Existing Termination Date would be less than the Exposure of the Extending Lenders outstanding after the Existing Termination Date and (C) the Letter of Credit participations of any Declining Lender provided for in Section 3.4 shall terminate on the Existing Termination Date; provided further that the stated amount of any Letter of Credit with an expiration date beyond the Termination Date, by the terms of such Letter of Credit, shall not be reinstated following any drawing thereunder after the Termination Date (whether automatically or upon reimbursement of such drawing).
3.4.    Participations. By the issuance, amendment, renewal or extension of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Lender or the Lenders, each Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Lender, such Lender’s Percentage of each LC Disbursement made by the Issuing Lender and not reimbursed by the

Borrower on the date due as provided in Section 3.5, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the applicable Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, any Issuing Lender, any Lender or any other Person, (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
3.5.    Reimbursement. If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 4:00 P.M., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 12:00 P.M., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 4:00 P.M., New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that (a) if the unreimbursed amount of such LC Disbursement is $5,000,000 or less or (b) if the unreimbursed amount of all LC Disbursements made by the Issuing Lenders on any given Business Day is, in the aggregate, $5,000,000 or less, the Borrower may reimburse such unreimbursed amount or, if the Borrower does not do so (i) the Administrative Agent may, in its discretion, finance such unreimbursed amount on behalf of the Lenders with an ABR Loan in an equivalent amount (and, if not promptly reimbursed by the Borrower, shall notify the Lenders of the making of such ABR Loan) or (ii) either Swingline Lender may, in its discretion, finance such unreimbursed amount with a Swingline Loan in an equivalent amount. If the unreimbursed amount of such LC Disbursement(s) is more than $5,000,000 and the Borrower fails to reimburse such LC Disbursement(s) when due or the Swingline Lenders have failed to make a Swingline Loan to reimburse such LC Disbursement(s) when due, or if the unreimbursed amount of such LC Disbursement(s) is $5,000,000 or less and the Administrative Agent has not funded an ABR Loan or the Swingline Lenders have not funded a Swingline Loan in accordance with the immediately preceding sentence, the Administrative Agent shall notify each Lender of the unreimbursed amount of each applicable LC Disbursement and such Lender’s Percentage thereof. Promptly following receipt of such notice (or notice that the Administrative Agent has funded an ABR Loan or either Swingline Lender has funded a Swingline Loan in accordance with the immediately preceding sentence), each Lender shall pay to the Administrative Agent its Percentage of the unreimbursed amount of each such LC Disbursement (it being understood that each Lender hereby agrees to pay such amount notwithstanding that any condition to the making of a Loan hereunder may not be satisfied), in the same manner as provided in Section 2.2 with respect to Loans made by such Lender (and Section 2.11(b) shall apply, mutatis mutandis, to the payment obligations of the Lenders to the Administrative Agent pursuant to this Section 3.5), and the Administrative Agent shall promptly pay to the applicable Issuing Lender the amounts so received by it from the Lenders. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement (other than the funding of ABR Loans or Swingline Loans as contemplated above) shall be treated as an ABR Loan that is immediately due and payable in the principal amount of such LC Disbursement. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Lenders have made payments pursuant to this Section to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear.
3.6.    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 3.5 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Lender, nor any of their directors, officers, employees, affiliates and agents, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Lender; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment) in (i) making payment under any Letter of Credit against presentation of a draft or other document that on its face does not comply with the terms of such Letter of Credit, (ii) failing to make payment under any Letter of Credit against presentation of any draft or other document that is in strict compliance with the terms of such Letter of Credit or (iii) retaining drafts or other documents presented under a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
3.7.    Disbursement Procedures. Each Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Lender shall promptly notify the Administrative Agent and the

Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement.
3.8.    Interim Interest. If any Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement by payment or by an ABR Loan, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement within one Business Day of the date when due pursuant to Section 3.5, then Section 2.8(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to Section 3.5 to reimburse an Issuing Lender shall be for the account of such Lender to the extent of such payment.
3.9.    Replacement of the Issuing Lender. An Issuing Lender may be replaced at any time (i) by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender or (ii) at the Borrower’s election by written notice to the Administrative Agent and the Issuing Lender to be replaced but only if the credit rating of the Lender to be replaced as Issuing Lender is not, at the time of such election, reasonably acceptable to the Borrower. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.3(c). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and Swingline Loans and issue or participate in the Letters of Credit, as the case may be, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:
4.1.    Financial Condition. (i) The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2014 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by PricewaterhouseCoopers LLP, and (ii) the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2015 and the related consolidated statements of income and of cash flows for the three-month period ended on such date, copies of which have been included, respectively, in the Borrower’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the fiscal year and three-month period, respectively, ended as of such dates, as filed with the Securities and Exchange Commission, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and their consolidated cash flows for the fiscal year and three-month period, respectively, then ended. Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the period involved (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).
4.2.    No Change. Since December 31, 2014, there has been no development or event which has had a Material Adverse Effect.
4.3.    Corporate Existence. The Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (b) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.4.    Corporate Power; No Legal Bar. The execution, delivery, and performance by the Borrower of this Agreement and any Note are within its corporate powers, have been duly authorized by all necessary corporate action, and do not violate any provision of law or any agreement, indenture, note, or other instrument binding upon or affecting it or its charter or by‑laws or give cause for acceleration of any of its Indebtedness, except to the extent that such violation or acceleration would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.5.    Authorization; Enforceability. All authorizations, approvals, and other actions by, and notices to and filings with all Governmental Authorities required for the due execution, delivery and performance of this Agreement and any Note have been obtained or made and are in full force and effect, except to the extent that the failure to obtain or make, or to have in full force and effect, such authorizations, approvals, other actions, notices and filings would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of this Agreement and each Note executed in connection herewith is a legally valid and binding obligation of the Borrower enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles relating to or limiting creditors’ rights generally.
4.6.    ERISA. (f)  No (i) “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) failure to satisfy the minimum funding standards (within the meaning of Section 412 of the code or Section 302 of ERISA), (iii) “reportable event” (herein defined as any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder), or (iv) termination of a Plan subject to Title IV or ERISA has occurred, and (b) no Lien in favor of the PBGC has arisen, for each of (a) and (b), in the last five years with respect to any Plan which would reasonably be expected to have a Material Adverse Effect.

4.7.    No Material Litigation. There are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or, to the knowledge of the Borrower, threatened against the Borrower or any Significant Subsidiary of the Borrower which have not been disclosed in public filings with the Securities and Exchange Commission (a) that would reasonably be expected to have a Material Adverse Effect or (b) with respect to any of the Loan Documents.
4.8.    Taxes. The Borrower and its Significant Subsidiaries that file consolidated income tax returns with the Borrower have filed all United States Federal income tax returns and all other tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any such Significant Subsidiary, except (a) any taxes that are being or promptly will be contested in good faith by appropriate actions or proceedings and for which the Borrower or such Significant Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) any tax returns or taxes to the extent that the failure to file such tax returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.
4.9.    Purpose of Loans. The proceeds of the Loans and Swingline Loans shall be used by the Borrower for general corporate and working capital purposes, including to refinance the Existing Credit Agreement. Letters of Credit shall be issued for general corporate purposes of the Borrower. No part of the proceeds of any Loans and Swingline Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect.
4.10.    No Default. Neither the Borrower nor any of its Significant Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect and no Default or Event of Default has occurred and is continuing. The execution, delivery and performance of the Loan Documents do not contravene any provision of the Indenture.
4.11.    Environmental Matters. The Borrower and its Significant Subsidiaries do not have liabilities under Environmental Laws or relating to Materials of Environmental Concern that have not been disclosed in public filings with the Securities and Exchange Commission as of the Closing Date that would reasonably be expected to have a Material Adverse Effect.
4.12.    Sanctions. To the Borrower’s knowledge, none of the Borrower, any of its Subsidiaries, or any director, officer, agent, Affiliate or employee of the Borrower or any of its Subsidiaries is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not use the proceeds of Loans or Letters of Credit, or knowingly lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other person or entity, to fund the activities of any person or entity that is the subject of any U.S. sanctions administered by OFAC.
SECTION 5. CONDITIONS PRECEDENT

5.1.    Closing Date. The Closing Date shall occur on the date on which the following conditions precedent are satisfied:
(a)    Execution of Agreement. (i) This Agreement shall have been executed and delivered by a duly authorized officer of each of the Borrower and the Administrative Agent and (ii) the Administrative Agent shall have received an executed counterpart hereof (or a copy thereof by facsimile transmission) from each Lender listed on Schedule 1.1.
(b)    Closing Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated as of such effective date, substantially in the form of Exhibit C, executed by any Responsible Officer and the Secretary or any Assistant Secretary of the Borrower, and attaching the documents referred to in Sections 5.1(c) and (d).
(c)    Corporate Proceedings. The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Borrower (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents and (ii) the borrowings contemplated hereunder.
(d)    Corporate Documents. The Administrative Agent shall have received a copy of the articles of incorporation and by-laws of the Borrower.
(e)    Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, with a copy for each Lender:
(i)    the executed legal opinion of Barbara E. Mathews, Vice President, Associate General Counsel, Chief Governance Officer and Corporate Secretary to the Borrower, substantially in the form of Exhibit D-1; and
(ii)    the executed legal opinion of Munger, Tolles & Olson LLP, counsel to the Borrower, substantially in the form of Exhibit D-2.
(f)    Approvals. All governmental and third party approvals necessary in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby shall have been obtained and be in full force and effect.
(g)    SCE Credit Agreement. The “Closing Date” pursuant to Section 5.1 of the SCE Credit Agreement shall have occurred.
5.2.    Effective Date. The agreement of each Lender to make any Loan (including the agreement of the Swingline Lenders to make any Swingline Loan) requested to be made by it under this Agreement and of the Issuing Lenders to issue, amend, renew or extend any Letter of Credit under this Agreement is subject to the satisfaction of the following conditions precedent on or prior to the Effective Date:
(a)    Closing Date. The Closing Date shall have occurred.

(b)    Fees and Expenses. All fees and expenses required to be paid by the Borrower on or prior to the Effective Date in connection with this Agreement shall have been paid.
(c)    SCE Credit Agreement. The “Effective Date” pursuant to Section 5.2 of the SCE Credit Agreement shall have occurred.
(d)    Existing Credit Agreement. All commitments outstanding under the Existing Credit Agreement shall be, concurrently with the Effective Date, replaced with the Commitments hereunder (and the Borrower shall have paid to the lenders under the Existing Credit Agreement, with respect to such replaced commitments and any loans outstanding in respect thereof, all accrued interest and fees thereon and other amounts outstanding in respect thereof, in each case as directed by the Administrative Agent).
5.3.    Conditions to Each Extension of Credit. The agreement of each Lender to make any Loan (including the agreement of the Swingline Lenders to make any Swingline Loan) requested to be made by it on any date (including, without limitation, its initial Loan) and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit to be issued by it on any date is subject to the satisfaction of the following conditions precedent:
(a)    Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except (i) any representations and warranties which are explicitly stated as having been made as of a specific date, which representations and warranties shall be true and correct in all material respects on and as of such date and (ii) the representations and warranties set forth in Sections 4.2 and 4.7 shall not be required to be restated on any date (including, for the avoidance of doubt, any Borrowing Date) other than the Closing Date and the Effective Date.
(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans and Swingline Loans requested to be made, or the Letters of Credit requested to be issued, amended, renewed or extended, on such date.
Each borrowing or request for a Letter of Credit (or extension thereof) by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section 5.3 have been satisfied.

SECTION 6. COVENANTS

The Borrower hereby agrees that, on and after the Effective Date, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document:
6.1.    Financial Statements; Certificates. The Borrower shall furnish to the Administrative Agent, who shall forward to each Lender:

(a)    as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income, retained earnings and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing;
(b)    as soon as practicable, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (beginning with the fiscal quarter ended June 30, 2015), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year‑end audit adjustments);
(c)    within fourteen days after the same are sent, copies of all financial statements and reports which the Borrower sends to its stockholders generally, and within three days after the same are filed, notice by electronic mail of the filing of any financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;
(d)    promptly, such additional financial and other information as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request; and
(e)    concurrently with the delivery of any quarterly or annual financial statements pursuant to this Section 6.1, a certificate of a Responsible Officer (i) stating that, to the best of each such Responsible Officer’s knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements in this Agreement and the other Loan Documents to be observed or performed by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) containing all information and calculations necessary for determining compliance by the Borrower with the provisions of Section 6.8 of this Agreement as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be.
All such financial statements in (a) and (b) shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
Documents required to be delivered pursuant to paragraph (a), (b) or (c) of this Section 6.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically, and if so delivered, shall be deemed to have been delivered on the date

(i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile transmission or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 9.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information”.
6.2.    Compliance; Maintenance of Existence. The Borrower will, and will cause each of its Significant Subsidiaries to, (a) comply with all Requirements of Law and material Contractual Obligations except to the extent that failure to comply therewith would not materially and adversely affect the ability of the Borrower to perform its obligations hereunder; and (b)(i) preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except in the case of clauses (i) and (ii) above, as permitted by Section 6.5 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.3.    Inspection of Property; Books and Records; Discussions. The Borrower will, and will cause each of its Significant Subsidiaries to, (a) keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender (not more frequently than once per year if no Default or Event of Default exists) upon reasonable notice to the Borrower to visit and inspect its properties and request and obtain copies of its financial records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Significant Subsidiaries with officers of the Borrower and such Significant Subsidiaries and with their independent certified public accountants; provided, that any such visits or inspections shall be subject to such conditions as the Borrower and each of its Significant Subsidiaries, as the case may be, shall deem necessary based on reasonable considerations of safety and security; and provided, further, that neither the Borrower nor any Significant Subsidiary shall be required to disclose to any Lender or its agents or representatives any information that is subject to the attorney-client privilege or attorney work-product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information or which is prevented from disclosure pursuant to a confidentiality agreement with third parties.
6.4.    Notices. The Borrower shall promptly give notice to the Administrative Agent, and the Administrative Agent shall in turn give notice to each Lender, of:
(g)    the occurrence of any Default or Event of Default;
(h)    any downgrade in the senior unsecured non credit-enhanced debt ratings of the Borrower issued by S&P or Moody’s; and
(c) any litigation or proceeding or, to the knowledge of the Borrower, investigation that relates to any Loan Document.
Each notice pursuant to clause (a) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.
6.5.    Limitation on Fundamental Changes. The Borrower will not enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except that:
(a)    the Borrower may be merged or consolidated with another Person so long as the Borrower is the continuing or surviving corporation and after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred or be continuing; and
(b)    the Borrower may be merged or consolidated with, or sell all or substantially all of its property, business and assets to, another Person so long as, if the Borrower is not the continuing or surviving corporation, (i) the senior unsecured non credit-enhanced debt rating of the survivor or purchaser shall be at least the higher of (x) BBB- by S&P and Baa3 by Moody’s and (y) the ratings by such rating agencies of the Borrower’s senior unsecured non credit-enhanced debt in effect before the earlier of the occurrence or the public announcement of such event, (ii) the survivor or purchaser shall assume the Borrower’s obligations hereunder in accordance with documentation reasonably acceptable to the Administrative Agent and (iii) after giving effect to such merger, consolidation or sale, no Default or Event of Default shall have occurred or be continuing.
6.6.    [Reserved].
6.7.    Disposition of Property. The Borrower shall not, nor shall it permit any of its Subsidiaries to, dispose of a substantial portion of its property, whether now owned or hereafter acquired (except (i) dispositions of inventory in the ordinary course of business, (ii) disposition of obsolete or worn out property in the ordinary course of business and (iii) dispositions of assets having a value, in the aggregate for all such dispositions from and after the Effective Date, not exceeding 50% of the book value of the consolidated assets of the Borrower and its Subsidiaries as reflected on the financial statements most recently furnished by the Borrower to the Administrative Agent pursuant to Section 6.1(a) or (b) prior to such disposition; provided, that if no financial statements have been provided pursuant to Section 6.1(a) or (b) since the Effective Date, as reflected on the most recent financial statements referred to in Section 4.1).
6.8.    Consolidated Capitalization Ratio. The Borrower shall not permit the Consolidated Capitalization Ratio on the last day of any fiscal quarter to exceed 0.65 to 1.0.
6.9.    Limitation on Liens. The Borrower shall not permit SCE or any Significant Subsidiary of SCE to create, incur, assume or suffer to exist any Lien upon any of SCE’s or such Significant Subsidiary of SCE’s property, assets or revenues, whether now owned or hereafter acquired, except for Liens not prohibited by the SCE Indenture.
6.10.    Payment of Taxes. The Borrower shall, and shall cause its Significant Subsidiaries (so long as it is a consolidated subsidiary of the Borrower) to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon any of them or their income or profits, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate actions or proceedings, (b) to the extent required by GAAP, reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or (c) the failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.11.    Ownership of SCE. The Borrower shall at all times legally and beneficially own all of the common stock of SCE.
6.12.    No Liens on Common Stock. The Borrower shall not create, incur, assume or suffer to exist any Lien on the Capital Stock of SCE.
6.13.    Clauses Restricting SCE Distributions. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or suffer to exist or become effective any contractual restriction on the ability of SCE to pay dividends on, or make other distributions or payments with respect to, the Capital Stock of SCE held by the Borrower, except for such restrictions (a) existing under or by reason of any restrictions existing on the Closing Date, (b)

that are a Requirement of Law or (c) that are created, exist or become effective as a result of the issuance by SCE or one of its Subsidiaries after the Effective Date of securities the terms of which provide that dividends, distributions or payments with respect to Capital Stock may not be paid or made during the time period when distributions or interest on such securities have been deferred or have not been paid in full.

SECTION 7. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:
(a)    The Borrower shall fail to pay any principal of any Loan, any Swingline Loan or any reimbursement obligation in respect of any LC Disbursement when due in accordance with the terms hereof, or to pay any interest on any Loan or Swingline Loan, or any other amount payable hereunder, within 5 Business Days after any such amount becomes due in accordance with the terms hereof;
(b)    Any representation or warranty made to the Administrative Agent or any Lender in connection with the execution and delivery of this Agreement or any other Loan Document or the making of Loans and the Swingline Loans hereunder proves to have been incorrect in any material respect when made;
(c)    The Borrower shall default in the performance of (i) any agreement contained in Section 6.5, 6.8 or 6.11 of this Agreement or (ii) any other term, covenant, or provision contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) and (b) of this Section) and, in the case of any default under this clause (ii), such default shall continue unremedied for 30 days after the Administrative Agent shall have given notice thereof to the Borrower;
(d)    The Borrower or SCE shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against the Borrower or SCE in an involuntary case under such federal laws, or (vii) take any corporate action for the purpose of affecting any of the foregoing;
(e)    A case or other proceeding shall be commenced (including commencement of such case or proceeding by way of service of process on the Borrower or SCE), in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts of the Borrower or SCE, (ii) the appointment of a trustee, receiver, custodian, liquidator, or the like of the Borrower or SCE or of all or any substantial part of the assets of the Borrower or SCE or (iii) similar relief in respect of the Borrower or SCE under any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or readjustment of debts, or a warrant of attachment, execution, or similar process shall be issued against a substantial part of the property of the Borrower or SCE and such case, proceeding, warrant, or process shall continue undismissed or unstayed and in effect for a period of 45 days, or an order, judgment, or decree approving or ordering any of the foregoing shall be entered in an involuntary case under such federal bankruptcy laws;
(f)    (i) A trustee shall be appointed to administer any Plan under Section 4042 of ERISA, or the PBGC shall institute proceedings to terminate, or to have a trustee appointed to administer any Plan and such proceedings shall continue undismissed or unstayed and in effect for a period of 30 days, (ii) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), or (iii) any other event or condition shall occur or exist with respect to a Plan and any of (i), (ii) or (iii) shall result in any liability which has a Material Adverse Effect;
(g)    The Borrower or SCE shall (i) default in any payment of principal or interest on any Indebtedness in an aggregate amount in excess of $200,000,000 or in the payment of any guarantee thereof beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or guarantee was created; or (ii) default beyond any applicable grace period in the observance or performance of any other agreement or condition relating to any such Indebtedness or guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; provided, however, that if such default shall be cured by the Borrower or SCE or waived by the holders of such Indebtedness and any acceleration of maturity having resulted from such default shall be rescinded or annulled, in each case in accordance with the terms of such agreement or instrument, without any modification of the terms of such Indebtedness requiring the Borrower or SCE to furnish additional or other security therefor reducing the average life to maturity thereof or increasing the principal amount thereof, or any agreement by the Borrower or SCE to furnish additional or other security therefor or to issue in lieu thereof Indebtedness secured by additional or other collateral or with a shorter average life to maturity or in a greater principal amount, then any default hereunder by reason thereof shall be deemed likewise to have been thereupon cured or waived unless payment of the Loans and, if applicable, Swingline Loans hereunder has been accelerated prior to such cure or waiver;
(h)    There shall have been entered by a court of competent jurisdiction within the United States and shall not have been vacated, discharged or stayed within sixty (60) days from the entry thereof (or such longer period as may be provided by law) one or more final judgments or final decrees for payment of money against the Borrower or SCE involving in the aggregate a liability (to the extent not paid or covered by insurance) in excess of $200,000,000; or

(i)    A Change of Control shall occur;
then, and in any such event, (A) if such event is an Event of Default specified in paragraph (d) or (e) of this Section with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans and Swingline Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all obligations in respect of LC Exposure, whether or not such obligations are contingent or unmatured and whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans and Swingline Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all obligations in respect of LC Exposure, whether or not such obligations are contingent or unmatured and whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor for the full amount thereof shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all obligations in respect of the LC Exposure shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 8. THE ADMINISTRATIVE AGENT

8.1.    Appointment. Each Lender hereby designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents; and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any

Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
8.2.    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible to the Lenders for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
8.3.    Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys‑in‑fact or Affiliates shall be (i) liable to any Lender for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.
8.4.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and Swingline Loans.
8.5.    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the

Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
8.6.    Non‑Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys‑in‑fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or Affiliates.
8.7.    Indemnification. The Lenders agree to indemnify each Agent in its capacity as the Administrative Agent or a Co-Syndication or Documentation Agent, as the case may be (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated, the Letters of Credit shall have terminated or expired and the Loans and Swingline Loans shall have been paid in full, ratably in accordance with such Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and Swingline Loans or the termination or expiration of the Letters of Credit) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
8.8.    Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans and the Swingline Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender”, “Lenders” and “Swingline Lender” shall include the Administrative Agent in its individual capacity.
8.9.    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent at any time upon 30 days’ notice by notifying the Lenders and the Borrower. Additionally, if the Lender then acting as the Administrative Agent is (x) a Defaulting Lender and (y) the subject of a Bankruptcy Event, then the Administrative Agent may be removed by the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents or is removed pursuant to the immediately preceding sentence, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, subject to approval by the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. In the event that no such successor Administrative Agent is so appointed by the Required Lenders within 30 days of the Administrative Agent’s notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (subject to the approval of the Borrower) as provided above. After any removed Administrative Agent’s removal or retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and Section 9.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
8.10.    The Co-Syndication and Documentation Agents. Neither the Co-Syndication Agents nor the Documentation Agents (nor any of them individually) in their respective capacities as such shall have any rights, duties or responsibilities hereunder, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Co-Syndication Agents or the Documentation Agents (or any of them individually) in their capacities as Agents.

SECTION 9. MISCELLANEOUS

9.1.    Amendments and Waivers. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, enter into with the Borrower written amendments, supplements, modifications or waivers hereto and to the other Loan Documents; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) (A) reduce the amount or extend the scheduled date of maturity of any Loan or Swingline Loan or reimbursement obligation in respect of any LC Disbursement, (B) alter the pro rata payment sharing requirements of the first sentence of Section 2.11(a) (other than in connection with an amend and extend transaction offered ratably to all similarly situated Lenders), (C) reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or (D) increase the amount or extend the termination date of any Lender’s Commitment, in each case without the consent of each Lender affected thereby, or (ii) amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, in each case without the written consent of all the Lenders or (iii) (A) amend, modify or waive any provision of Section 8 without the written consent of the then Administrative Agent, (B) amend, modify or waive any provision directly affecting the rights or duties of any Issuing Lender without the written consent of such Issuing Lender or (C) amend, modify or waive any provision affecting the rights or duties of any Swingline Lender without the written consent of such Swingline Lender.
Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, waiver or consent hereunder except for matters described in clause (i) of the first paragraph of this Section 9.1 (but only to the extent such Defaulting Lender would be adversely disproportionately affected by such amendment, modification, waiver or consent) requiring the consent of such affected Lender.
9.2.    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule 1.1 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Edison International 2244 Walnut Grove Avenue Rosemead, California 91770 Attention: Manager of Cash Management Fax: (626) 302‑1472

The Administrative Agent:	Loan and Agency Services Group 1111 Fannin, Floor 10 Houston, Texas 77002 Attention: Kimberly Brown Fax: (713) 427-6307 and Attention: Juan Javellana Fax: (212) 270-3089
JPMorgan Chase Bank

as Swingline Lender:	Loan and Agency Services Group 1111 Fannin, Floor 10 Houston, Texas 77002 Attention: Kimberly Brown Fax: (713) 427-6307 and Attention: Juan Javellana Fax: (212) 270-3089

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.1, 2.2, 2.5, 2.6, 2.10, 2.13, 2.19 or 2.20 or Section 3 shall not be effective until received.
9.3.    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
9.4.    Survival. (a) The agreements contained in Sections 2.13, 2.14, 2.15, 8.7, 9.5, 9.11, 9.12 and 9.13 shall survive the termination of this Agreement, the expiration or termination of the Letters of Credit and the payment of the Loans and Swingline Loans and all other amounts payable hereunder.
(b)    All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
9.5.    Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out‑of‑pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents including, without limitation, the reasonable fees and expenses of one joint counsel to the Agents in connection with this Agreement and the other Loan Documents, (b) to pay or reimburse each Lender and the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement or the other Loan Documents including, without limitation, the fees and disbursements of one joint counsel (and, if required, one regulatory counsel) to the Lenders and the Administrative Agent (each such counsel to be reasonably acceptable to the Administrative Agent, the Swingline Lenders and the Issuing Lenders), provided that, notwithstanding the foregoing, the Borrower agrees to pay or reimburse the fees and disbursements of separate counsel to any Lender or the Administrative Agent to the extent of any conflict of interest among the Lenders or between the Lenders and the Administrative Agent, (c) to pay, indemnify, or reimburse each Lender and the Administrative Agent for, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents and (d) to pay, indemnify, and hold each Agent, Lender, Issuing Lender, and each of their respective Affiliates, and their respective directors, officers, employees, advisors, affiliates and agents (each, an “indemnified person”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents and the use of proceeds of the Loans or Letters of Credit (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided, that the Borrower shall have no obligation hereunder to any indemnified person with respect to indemnified liabilities that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified person, from the breach by such indemnified person of its Contractual Obligations to the Borrower or from negotiated settlements of pending or threatened legal actions entered into by such indemnified person without the Borrower’s consent. No indemnified person referred to above shall be liable for any damages arising from the unauthorized use by unintended recipients of any information or other materials distributed to such recipients by such indemnified person through electronic telecommunications or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such indemnified person as determined by a court of competent jurisdiction in a final and non-appealable decision. Notwithstanding the foregoing, this Section 9.5 shall not apply with respect to taxes other than any taxes that represent losses or damages arising from any non-tax claim.
9.6.    Transfer Provisions. (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.
(b)    Participations. Any Lender may, in the ordinary course of its commercial lending business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”), other than to the Borrower and its Affiliates, participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a

Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan and interests for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 with respect to its participation in the Commitments and the Loans and Swingline Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.14, such Participant shall have complied with the requirements of said Section as if it were a Lender (it being understood that the documentation required under Section 2.14(e) shall, subject to applicable law, be delivered to the transferring Lender); and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
(c)    Assignments. Any Lender may, in the ordinary course of its commercial lending business and in accordance with applicable law, at any time and from time to time, with the consent of the Issuing Lenders (which consent shall not be unreasonably withheld or delayed) assign to any Lender or any Affiliate thereof or, with the consent of the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lenders (which consent of the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lenders shall not be unreasonably withheld or delayed and which consent shall not be required from the Borrower during the continuation of an Event of Default and shall be deemed given if the Borrower has not objected thereto within fifteen Business Days of notice thereof), to an additional bank or financial institution (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Assumption, substantially in the form of Exhibit E (an “Assignment and Assumption”), executed by such Assignee, such assigning Lender, and (to the extent required by this paragraph) the Administrative Agent, the Issuing Lender and the Swingline Lenders (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that, in the case of any such assignment to an additional bank or financial institution, (i) the sum (without duplication) of the aggregate principal amount of the Commitments and Exposure being assigned shall not be less than $10,000,000 (or, if such Assignee is an Affiliate of a Lender, $5,000,000, or such lesser amount as may be agreed to by the Borrower and the Administrative Agent) and (ii) (x) the sum (without duplication) of the aggregate principal amount of the Commitments and Exposure retained by the assigning Lender, if any, shall not be less than $10,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent) or (y) after giving effect to such assignment, the assigning Lender shall hold no Loans or Commitments. For the avoidance of doubt, no Lender may at any time assign or transfer all or any part of its rights and obligations under this Agreement and the other Loan Documents to any natural person or to the Borrower or any Affiliate of the Borrower.
Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto), but shall retain its rights pursuant to Sections 2.13, 2.14 and 2.15 in respect of the period prior to such effective date. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section.
(d)    The Register. The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in Section 9.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amounts of the Loans, Swingline Loans and LC Exposure owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan, Swingline Loan or other obligation hereunder for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan, Swingline Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)    Recordation. Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an Assignee, the Administrative Agent and the Issuing Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower) together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

(f)    Disclosure. Subject to Section 9.14, the Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee, any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.
(g)    Pledges. For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans, Swingline Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.
9.7.    Adjustments; Set-Off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or Lenders, if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or LC Exposure or participations in Swingline Loans, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set‑off, pursuant to events or proceedings of the nature referred to in Section 7(d) or (e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, or LC Exposure or participations in Swingline Loans, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, LC Exposure and participations in Swingline Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Notwithstanding the foregoing, no Lender shall exercise any right of set-off against the Borrower in connection with this Agreement without the consent of the Required Lenders.
(b)    In addition to any rights and remedies of the Lenders provided by law, upon (i) the occurrence and during the continuance of any Event of Default and (ii) the declaration by Lenders having more than 66 2/3 % in aggregate amount of the Commitments (or, if the Commitments have been terminated, by Lenders having more than 66 2/3 % of the Total Exposures) pursuant to Section 7 of the Loans and Swingline Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the

Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lenders and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set‑off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.
9.8.    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission, facsimile or any other electronic means that reproduces an image of the actual executed signature page), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
9.9.    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.10.    Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
9.11.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
9.12.    WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.
9.13.    Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court for the Southern District of New York, and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
9.14.    Confidentiality. Each of the Administrative Agent and the Lenders expressly agree, for the benefit of the Borrower and its Subsidiaries, to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority, self-regulatory authority or, subject to an agreement to comply with the provisions of this Section 9.14, any direct counterparty to any swap agreement under which payments are to be made by reference to the Borrower or its obligations under this Agreement, (c) in any legal, judicial, administrative proceeding or other compulsory process or to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an express agreement for the benefit of the Borrower and its Subsidiaries containing provisions substantially the same as those of this Section 9.14, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) with the prior express written consent of the Borrower or its Subsidiaries, as applicable, (h) to rating agencies in connection with this Agreement, (i) for purposes of establishing a “due diligence” defense or (j) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or its Subsidiaries. For the purposes of this Section 9.14, “Confidential Information” means all information, including material nonpublic information within the meaning of Regulation FD promulgated by the SEC (“Regulation FD”), received from the Borrower or its Subsidiaries relating to such entities or their respective businesses, other than any such information that is available to any Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such entities and other than information regarding the existence of this Agreement provided by the Administrative Agent and the Lenders to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower or its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 9.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information; provided, however, that with respect to disclosures pursuant to clauses (b) and (c) of this Section, unless prohibited by law or applicable court order, each Lender and the Administrative Agent shall make reasonable attempts to notify the Borrower and its Subsidiaries of any request by any governmental agency or representative thereof (other than any such request in connection with any routine examination of the financial condition or other routine examination of such Lender conducted in the ordinary course by any regulatory authority) or other Person for disclosure of Confidential Information after receipt of such request, and if reasonable, practicable and permissible, before disclosure of such Confidential Information. It is understood and agreed that the Borrower, its Subsidiaries and their respective Affiliates may rely upon this Section 9.14 for any purpose, including without limitation to comply with Regulation FD.
9.15.    USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
9.16.    California Judicial Reference.
If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 9.5, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.
9.17.    No Fiduciary Duty.

No Credit Party acting in its capacity as such shall be deemed to be in an advisory, fiduciary or agency relationship with the Borrower and its Affiliates or have a fiduciary or other implied duty to the Borrower and its Affiliates. The Borrower has been advised that the Credit Parties are engaged in a broad range of transactions in the ordinary course of their business that may involve interests that differ from the Borrower’s and its Affiliates’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Borrower and its Affiliates.
9.18.    Amendment and Restatement. All provisions of the Existing Credit Agreement are amended and restated in their entirety as set forth in this Agreement as of the Effective Date. All references made to the Existing Credit Agreement in any Loan Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement. This Agreement amends and restates the Existing Credit Agreement and is not intended to be or operate as a novation or an accord and satisfaction of the Existing Credit Agreement or of the indebtedness, obligations and liabilities of the Borrower evidenced or provided for thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

EDISON INTERNATIONAL By /s/ George T. Tabata Name: George T. Tabata Title: Assistant Treasurer

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JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Lender and Swingline Lender By /s/ Juan Javellana Name: Juan Javellana Title: Executive Director

[SIGNATURE PAGE TO EDISON INTERNATIONAL CREDIT AGREEMENT]

BARCLAYS BANK PLC By /s/ Vanessa Kurbatskiy Name: Vanessa Kurbatskiy Title: Vice President

[SIGNATURE PAGE TO EDISON INTERNATIONAL CREDIT AGREEMENT]

CITIBANK, N.A. By /s/ Amit Vasani Name: Amit Vasani Title: Vice President

[SIGNATURE PAGE TO EDISON INTERNATIONAL CREDIT AGREEMENT]

MUFG UNION BANK, N.A. By /s/ Lindsay Minneman Name: Lindsay Minneman Title: Vice President

[SIGNATURE PAGE TO EDISON INTERNATIONAL CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION By /s/ Holland H. Williams Name: Holland H. Williams Title: Vice President

[SIGNATURE PAGE TO EDISON INTERNATIONAL CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION. By /s/ Nick Brokke Name: Nick Brokke Title: Vice President

[SIGNATURE PAGE TO EDISON INTERNATIONAL CREDIT AGREEMENT]

BANK OF CHINA LOS ANGELES BRANCH By /s/ Ruisong Zhao Name: Ruisong Zhao Title: SVP and Branch Manager

[SIGNATURE PAGE TO EDISON INTERNATIONAL CREDIT AGREEMENT]

BNP Paribas By /s/ Denis O'Meara Name: Denis O'Meara Title: Managing Director
By /s/ Theodore Sheen Name: Theodore Sheen Title: Vice President

[SIGNATURE PAGE TO EDISON INTERNATIONAL CREDIT AGREEMENT]

Bank of the West By /s/ Shikha Rehman Name: Shikha Rehman Title: Director

[SIGNATURE PAGE TO EDISON INTERNATIONAL CREDIT AGREEMENT]

THE BANK OF NEW YORK MELLON By /s/ Mark W. Rogers Name: Mark W. Rogers Title: Vice President

[SIGNATURE PAGE TO EDISON INTERNATIONAL CREDIT AGREEMENT]

ROYAL BANK OF CANADA By /s/ Rahul D. Shah Name: Rahul D. Shah Title: Authorized Signatory

[SIGNATURE PAGE TO EDISON INTERNATIONAL CREDIT AGREEMENT]

SUNTRUST BANK By /s/ Andrew Johnson Name: Andrew Johnson Title: Director

[SIGNATURE PAGE TO EDISON INTERNATIONAL CREDIT AGREEMENT]

MIZUHO BANK, LTD By /s/ Leon Mo Name: Leon Mo Title: Authorized Signatory

[SIGNATURE PAGE TO EDISON INTERNATIONAL CREDIT AGREEMENT]

MORGAN STANLEY BANK, N.A. By /s/ Michael King Name: Michael King Title: Authorized Signatory

[SIGNATURE PAGE TO EDISON INTERNATIONAL CREDIT AGREEMENT]

PNC Bank, National Association By /s/ Jon R. Hinard Name: Jon R. Hinard Title: Managing Director

[SIGNATURE PAGE TO EDISON INTERNATIONAL CREDIT AGREEMENT]

The Northern Trust Company By /s/ Brandon Rolek Name: Brandon Rolek Title: Senior Vice President

[SIGNATURE PAGE TO EDISON INTERNATIONAL CREDIT AGREEMENT]

City National Bank By /s/ Jeanine Smith Name: Jeanine Smith Title: Senior Vice President

[SIGNATURE PAGE TO EDISON INTERNATIONAL CREDIT AGREEMENT]

BANK OF AMERICA, N.A. By /s/ James B. Meanor II Name: James B. Meanor II Title: Managing Director

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